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                                                                    Exhibit 12.2


            [LETTERHEAD OF CHESHIER & FULLER, L.L.P. APPEARS HERE]
                  CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS




                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Sunpoint Securities, Inc.

We consent to the use of our report dated November 19, 1998, (except for note 18 for which the date is June 3, 1999) with respect to the statement of financial condition of Sunpoint Securities, Inc., as of October 31, 1998, and the related statements of income, changes in stockholders' equity and cash flows for the years ended October 31, 1998 and 1997, which report is included herein.


                                    /s/ Cheshier & Fuller, L.L.P.
                                    CHESHIER & FULLER, L.L.P.


Dallas, Texas
June 18, 1999